Exhibit 99.01

Palisade Bio Announces Executive Leadership Transition

Board Appoints JD Finley to Interim Chief Executive Officer

Carlsbad, CA – October 11, 2022 — Palisade Bio, Inc. (Nasdaq: PALI), a clinical stage biopharmaceutical company advancing therapies for acute and chronic gastrointestinal (GI) complications, today announced an executive leadership transition. Effective October 10, 2022, Thomas Hallam, Ph.D., ceased his duties as chief executive officer (CEO). The company’s board of directors has appointed JD Finley, current chief financial officer (CFO), as interim CEO, and Mr. Finley has assumed the duties of Dr. Hallam effective October 10, 2022.

“On behalf of my fellow directors, I would like to thank Tom for his dedication to Palisade Bio over the last nine years,” said James R. Neal, chairman of the board of Palisade Bio. “Tom was instrumental in the development LB1148. We thank him for his contributions to the company and wish him the best in his future endeavors.”

Mr. Neal continued, “During this time of transition, the board of directors believes that JD Finley is uniquely qualified to lead Palisade Bio and its continued advancement of LB1148. JD has served as Palisade’s CFO since 2017, during which time he led multiple financings and played a key role in the execution of the company’s 2021 merger with Seneca Biopharma, Inc., which resulted in Palisade Bio’s public listing on Nasdaq. We are pleased to name JD as interim CEO and we look forward to his continued contributions to the company.”

“I have long been committed to the success of Palisade Bio and the clinical advancement of LB1148, and I am honored to assume this leadership role for the company,” said JD Finley, interim CEO of Palisade Bio. “I am a strong believer in the promise of LB1148 for the potential treatment of acute and chronic gastrointestinal complications, and I, along with our dedicated team, will continue the important work of advancing our programs for the benefit of our shareholders and patients worldwide.”

Mr. Finley is an experienced financial executive, having played instrumental roles in raising nearly $1 billion in capital for companies as both an internal CFO and an independent investment banker. Prior to joining Palisade Bio, Mr. Finley was the chief executive officer, president and CFO for PointAcross, Inc., a software company providing business messaging and communications services. Mr. Finley previously co-founded Proteus Capital Partners, Inc., a firm specializing in providing financing for a variety of businesses, and was CFO at Phillips Capital, a broker/dealer firm specializing in private debt and equity capital raises. During his career, he also served as executive vice president and CFO of MetroGolf, Inc., where he successfully completed MetroGolf’s initial public offering and was instrumental in growing the start-up company to over 125 employees.

In order to ensure a smooth and timely transition, the company will focus its near-term resources on the internal reorganization. Accordingly, the company will no longer presenting at, the American College of Surgeons (ACS) Clinical Congress 2022, being held October 16 – 20, 2022.

About Palisade Bio

Palisade Bio is a late-stage biopharmaceutical company focused on developing therapeutics that protect the integrity of the intestinal barrier. The company utilizes over three decades of research and established science that links the role of intestinal barrier biology and human disease to develop novel therapeutics that target and improve the integrity of the intestinal barrier.

The company’s lead program, LB1148, is a broad-spectrum serine protease inhibitor which acts to neutralize digestive enzymes, potentially reducing intestinal damage. In multiple clinical studies, LB1148 has demonstrated positive results in accelerating the time to return of postoperative bowel function, and the company recently presented analysis that LB1148 reduced the incidence and severity of post-surgical abdominal adhesions. LB1148 is currently being evaluated in a pivotal Phase 3 clinical study for accelerating the return of postoperative bowel function and in a Phase 2 study for the prevention of post-surgical abdominal adhesions.

The company believes that addressing the disruption of the intestinal barrier has the potential to fundamentally change the way diseases are treated and to establish new standards of patient care. For more information, please go to www.palisadebio.com.

Forward Looking Statements

This communication contains “forward-looking” statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Palisade’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the potential to fundamentally change the way diseases are treated, the completion of enrollment for the Phase 3 study, the potential for the statistically significant Phase 3 data to allow for NDA approval, and the potential for LB1148 to establish the standard of care, if approved. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Palisade’s current expectations. Forward-looking statements involve risks and uncertainties. Palisade’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the company’s ability to advance its clinical programs, the uncertain and time-consuming regulatory approval process; the company’s ability to achieve additional financing to fund clinical development and the company’s ability to comply with the continued listing requirements for Nasdaq. Additional risks and uncertainties can be found in Palisade Bio’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. Palisade expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Palisade’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

PALI@jtcir.com

Source: Palisade Bio